HSBC USA Inc.
452 Fifth Avenue
New York, NY 10018

February 24, 2014

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Notice of disclosure filed in Securities Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:
Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that HSBC USA Inc. has made disclosure pursuant to those provisions in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the U.S. Securities and Exchange Commission on February 24, 2014. The disclosure is included in the Annual Report on Form 10-K in Item 9B under the heading “Other Information.”

Respectfully submitted,

/s/ Eric K. Ferren
Eric K. Ferren
Executive Vice President,
Chief Financial Officer and
Chief Accounting Officer
HSBC USA Inc.